Exhibit 10.1

liquidia corporation

Policy for RECOVERY OF ERRONEOUSLY AWARDED Incentive Compensation

(Adopted: November 2, 2023)

1. INTRODUCTION

Liquidia Corporation, a Delaware corporation (the “Company”) is adopting this policy (this “Policy”) to provide for the Company’s recovery of certain Incentive Compensation (as defined below) erroneously awarded to Affected Officers (as defined below) under certain circumstances.

This Policy is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The Committee shall have full and final authority to make any and all determinations required or permitted under this Policy. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all parties. The Board may amend or terminate this Policy at any time.

This Policy shall act as a supplement to any other clawback policies in effect now or in the future at the Company.  To the extent this Policy applies to compensation payable to a person covered by this Policy, it shall be the only clawback policy applicable to such compensation and no other clawback policy shall apply; provided that, if such other policy provides that a greater amount of such compensation shall be subject to clawback, such other policy shall apply to the amount in excess of the amount subject to clawback under this Policy.  This Policy shall be interpreted to comply with the clawback rules found in 17 C.F.R. §240.10D and the related listing rules of The Nasdaq Stock Market LLC (the “Exchange”), and, to the extent this Policy is in any manner deemed to be inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

2. EFFECTIVE DATE

This Policy shall apply to all Incentive Compensation received by an Affected Officer on or after October 2, 2023 (the “Effective Date”), to the extent permitted or required by applicable law or the rules of the Exchange.

3. DEFINITIONS

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Affected Officer” means any current or former “officer” as defined in Exchange Act Rule 16a-1, and any other senior executives as determined by the Committee.

“Erroneously Awarded Compensation” means the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the Restatement, computed without regard to any taxes paid.  In the case of Incentive Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Restatement, the amount shall reflect a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received, as determined by the Committee in its sole discretion.  The Committee may determine the form and amount of Erroneously Awarded Compensation in its sole discretion.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, whether or not such measure is presented within the financial statements or included in a filing with the Securities and Exchange Commission. Stock price and total shareholder return are also Financial Reporting Measures.

“Incentive Compensation” means any compensation that is granted, earned or vested based in whole or in part on the attainment of a Financial Reporting Measure. For purposes of clarity, base salaries, bonuses or equity awards paid solely upon satisfying one or more subjective standards, strategic or operational measures, or continued employment are not considered Incentive Compensation, unless such awards were granted, earned or vested based in part on a Financial Reporting Measure.

“Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).

4.RECOVERY

If the Company is required to prepare a Restatement, the Company shall reasonably promptly recover and claw back from any Affected Officer the Erroneously Awarded Compensation that is received by the Affected Officer:

(i)	on or after the Effective Date;
(ii)	after the person begins service as an Affected Officer;
(iii)	who served as an Affected Officer at any time during the performance period applicable to the Incentive Compensation in question;
(iv)	while the Company has a class of securities listed on the Exchange; and
(v)	during the three completed fiscal years immediately preceding the date on which the Company was required to prepare the Restatement (including any transition period within or immediately following those years that results from a change in the Company’s fiscal year, provided that a transition period of nine to 12 months will be deemed to be a completed fiscal year).

For purposes of this Policy:

●	Erroneously Awarded Compensation is deemed to be received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period; and
●	the date the Company is required to prepare a Restatement is the earlier of (x) the date the Board, the Committee or any officer of the Company authorized to take such action concludes, or reasonably should have concluded, that the Company is required to prepare the Restatement, or (y) the date a court, regulator, or other legally authorized body directs the Company to prepare the Restatement.

To the extent required by applicable law or the rules of the Exchange, any profits realized from the sale of securities of the Company are subject to recoupment under this Policy.

For purposes of clarity, in no event shall the Company be required to award any Affected Officers an additional payment or other compensation if the Restatement would have resulted in the grant, payment or vesting of Incentive Compensation that is greater than the Incentive Compensation actually received by the Affected Officer. The recovery of Erroneously Awarded Compensation is not dependent on if or when the Restatement is filed.

5.SOURCES OF RECOUPMENT

To the extent permitted by applicable law, the Committee shall seek recoupment from the Affected Officer(s) through any means it determines, which may include without limitation: (i) prior Incentive Compensation payments; (ii) future payments of Incentive Compensation; (iii) cancellation of outstanding Incentive Compensation; (iv) direct repayment; and (v) non-Incentive Compensation or securities held by the Affected Officer. To the extent permitted by applicable law, the Company may offset such amount against any compensation or other amounts owed by the Company to the Affected Officer.

6.LIMITED EXCEPTIONS TO RECOVERY

Notwithstanding the foregoing, the Committee, in its discretion, may choose to forgo recovery of Erroneously Awarded Compensation under the following circumstances, provided that the Committee (or a majority of the independent members of the Board) has made a determination that recovery would be impracticable because:

(i)

The direct expense paid to a third party to assist in enforcing this Policy would exceed the recoverable amounts; provided that the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation, has documented such attempt and has (to the extent required) provided that documentation to the Exchange;

(ii)

Recovery would violate home country law where the law was adopted prior to November 28, 2022, and the Company provides an opinion of home country counsel to that effect to the Exchange that is acceptable to the Exchange; or

(iii)	Recovery would likely cause an otherwise tax-qualified retirement plan to fail to meet the requirements of the Internal Revenue Code of 1986, as amended.

7.NO INDEMNIFICATION OR INSURANCE

The Company will not indemnify, insure or otherwise reimburse any Affected Officer against the recovery of Erroneously Awarded Compensation.

8.NO IMPAIRMENT OF OTHER REMEDIES

This Policy does not preclude the Company from taking any other action to enforce an Affected Officer’s obligations to the Company, including termination of employment, institution of civil proceedings, or reporting of any misconduct to appropriate government authorities. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.

9. 2020 LONG-TERM INCENTIVE PLAN, AS AMENDED

The 2020 Long-Term Incentive Plan, as amended, provides that any award made pursuant to it is subject to any and all policies, guidelines, codes of conduct, or other agreement or arrangement adopted by the Board or Committee with respect to the recoupment, recovery or clawback of compensation (collectively, the “Recoupment Policy”). The Committee may apply the Recoupment Policy to Awards granted before the policy is adopted to the extent required by applicable law or rule of the Exchange or other securities exchange or market on which the Company’s shares of common stock are listed or admitted for trading, as determined by the Committee in its sole discretion.

10. AGREEMENT TO POLICY BY AFFECTED OFFICERS

The Committee shall take reasonable steps to inform Affected Officers of this Policy and obtain their agreement to this Policy, which steps may constitute the inclusion of this Policy as an attachment to any award that is accepted by the Affected Officer. Each Affected Officer subject to this Policy must execute the Acknowledgment and Agreement attached hereto as Exhibit A before such Affected Officer will be entitled to receive any cash- or equity-based incentive compensation that is approved, granted or awarded on or after the Effective Date. For the avoidance of doubt, each Affected Officer will be fully bound by, and must comply with, the Policy, whether or not such Affected Officer has executed and returned such Acknowledgment and Agreement to the Company.

EXHIBIT A

LIQUIDIA CORPORATION

Policy for RECOVERY OF ERRONEOUSLY AWARDED Incentive Compensation

Acknowledgment and Agreement

This Acknowledgment and Agreement (the “Acknowledgment”) is delivered by the individual named below as of the date set forth below.  The undersigned is an Affected Officer (as defined in the Policy for Recovery of Erroneously Awarded Incentive Compensation (the “Policy”)) to which the form of this Acknowledgement is attached as Exhibit A) of Liquidia Corporation, a Delaware corporation (the “Company”) and an employee of the Company or one of its subsidiaries.

The Board of Directors of the Company adopted the Policy to establish the conditions under which the Company may seek to recoup certain compensation from Affected Officers in the event that the Company is required to prepare a Restatement (as defined in the Policy).

The undersigned has received or may receive compensation, including cash-based incentive compensation and equity-based incentive compensation from the Company to which the Policy applies.

In consideration of the continued benefits to be received from the Company (or a subsidiary of the Company) and the right to participate in, and receive future awards under, the Company’s cash- and equity-based incentive programs, the undersigned hereby acknowledges and agrees that:

1.	S/he has read and understands the Policy;
2.	S/he further acknowledges and agrees that s/he will not be entitled to indemnification for any liability, loss or expenses or to any advancement of expenses (including attorneys’ fees) incurred as a result of any action by or on behalf of Company’s pursuant to the Policy; and
3.	S/he agrees that, to the extent provided in the Policy, the Policy shall also apply to Incentive Compensation (as defined in the Policy) established before or after the date of this Acknowledgment and the programs and agreements under which such compensation may have been or will be issued in the future shall be deemed to incorporate the terms of the Policy even if the Policy is not explicitly referenced therein. Nothing in this Acknowledgment shall be construed to expand the scope or terms of the Policy, and the undersigned is not waiving any defenses s/he may have in the event of an action for recoupment of compensation under the Policy, other than (i) waiving any defense regarding the retroactive application of the Policy to existing awards and (ii) waiving any claim that the integration clause of any agreement excludes the application of the Policy.

Date: Signature: Print Name.